EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2013 Second Quarter and Year-to-Date Results

TULSA, Okla., Oct. 18, 2012 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the second quarter and year-to-date period of fiscal 2013, ended August 31, 2012.

Results

EDUC reports increased net revenue for the quarter ended August 31, 2012 of $5,464,400 compared to $5,437,100 and increased net earnings of $138,200 compared to $126,200 for the same period last year. For the year-to-date period ended August 31, 2012, a 3% gain was posted for the Company's net revenue, which was $12,059,000 compared to $11,701,500 for the same period ended August 31, 2011. This resulted in a 15% increase in net earnings of $488,400 compared to $426,400 for the same period last year.

The Publishing Division experienced a 10% increase in net revenues for the quarter, showing a rebound from the impact of discontinuing sales to the largest online retailer. Sales in the smaller retail markets, including toy and gift stores, continue to be strong for this division. For the comparative year-to-date periods, net revenues increased 4%.

The Usborne Books and More (UBAM) Home Business Division reports a 10% decrease in net revenues for the quarter ended August 31, 2012 compared to the same period last year and a 2% increase for the comparative year-to-date periods. This division sells via independent sales consultants.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA
	Three Months Ended August 31,		Six Months Ended August 31,
	2012	2011	2012	2011

NET REVENUES	$ 5,464,400	$ 5,437,100	$ 12,059,000	$ 11,701,500
EARNINGS BEFORE INCOME TAXES	$ 219,200	$ 200,100	$ 781,100	$ 680,800
INCOME TAXES	81,000	73,900	292,700	254,400
NET EARNINGS	$ 138,200	$ 126,200	$ 488,400	$ 426,400

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.04	$ 0.03	$ 0.12	$ 0.11
Diluted	$ 0.04	$ 0.03	$ 0.12	$ 0.11

WEIGHTED AVERAGE SHARES:
Basic	3,924,514	3,897,129	3,921,397	3,893,700
Diluted	3,924,514	3,899,026	3,921,397	3,896,363

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522